Exhibit 10.1

COMPUTER SOFTWARE INNOVATIONS, INC.

900 East Main Street, Suite T

Easley, South Carolina 29640

August 8, 2008

RBC Bank (USA)

Attn: Mr. Charles Arndt

531 South Main Street, 2nd Floor

Greenville, SC 29601

RE: Operating Lease Program for Fleet Cars

Dear Mr. Arndt:

This letter is being provided to you in connection with the Second Amended and Restated Loan and Security Agreement dated September 14, 2007 (as amended, the “Loan Agreement”) and other documents described or contemplated therein or related thereto (the “Loan Documents”) between Computer Software Innovations, Inc. (the “Borrower” or “CSI”) and RBC Bank (USA) (formerly, RBC Centura Bank, the “Bank”). Specifically, this letter concerns potential defaults or violations of certain covenants under the Loan Documents arising out of our proposed program of utilizing operating leases for fleet cars in an aggregate acquisition amount of up to $1.5 million (the “Operating Leases”). An email from me to you dated August 7, 2008 described the program. The Operating Lease program has not yet been consummated by CSI.

Capitalized terms otherwise not defined in this letter shall have the meanings ascribed to them in the Loan Agreement.

Upon our entering into the Operating Leases, certain covenants contained in the Loan Documents may be violated, including, but not necessarily limited to, Section 7.4, prohibiting us from entering into any further Indebtedness. The Loan Agreement definition of “Indebtedness” includes “Contingent Obligations,” which may include the Operating Leases.

Violations of these covenants may trigger default clauses in the Loan Documents. To that end, we respectfully request that the Bank grant a waiver of any default provisions or covenants contained in the Loan Documents which will be triggered by the Operating Leases, except for any financial covenants.

If our request is acceptable to the Bank, please indicate your assent by affixing your signature and the date below, and returning a copy of this letter to me and our legal counsel, Smith Moore Leatherwood LLP, to the attention of William L. Pitman. Thank you in advance for your consideration of our request. Please call me if you have any questions concerning any of the foregoing.

Yours very truly,

/s/ David B. Dechant
David B. Dechant
Chief Financial Officer

ON BEHALF OF RBC CENTURA BANK, THE REQUEST

FOR WAIVER ABOVE IS ACCEPTED.

Date: August 8, 2008

RBC BANK (USA)

By:	/s/ Charles Arndt
Charles Arndt

Its:	Market Executive – South Carolina Markets